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                                                                    Exhibit 23.1

                       CONSENT OF KPMG LLP


The Board of Trustees of
SpeedFam Employees'
    Savings and Profit Sharing Plan and Trust


We consent to incorporation by reference in the registration statement on Form S-8 of SpeedFam-IPEC Inc. of our report dated October 15, 1999, relating to the statements of net assets available for plan benefits of SpeedFam Employees' Savings and Profit Sharing Plan and Trust (the Plan) as of May 31, 1999 and May 31, 1998, and the related statement of changes in net assets available for plan benefits for the year ended May 31, 1999, which report appears in the May 31, 1999 annual report on Form 11-K of SpeedFam Employees' Savings and Profit Sharing Plan and Trust for the fiscal year ended May 31, 1999.

/s/  KPMG LLP
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     KPMG LLP

Chicago, Illinois
November 29, 1999